29 September, 2000

APW Ltd.                                         DIRECT LINE:  441-299-4993
N22 W23685 Ridgeview Parkway West                E-MAIL:       kcbutler@cdp.bm
Waukesha                                         OUR REF:      316587/doc.570707
Wisconsin 53188-1013                             YOUR REF:
USA


Dear Sirs

APW Ltd. (the "Company")
Registration of Common Stock

We have acted as special legal counsel in Bermuda to the Company in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), with respect to the issuance and sale from time to time, in one or more offerings, of Debt Securities (as defined in the Registration Statement) or common shares of $0.01 par value each.

For the purposes of giving this opinion we have examined the following documents:

(i)   a facsimile copy of the Registration Statement; and

(ii) a draft form of an Indenture between the Company and Bank One Trust Company, N.A. (the "Trustee").

The documents listed in items (i) and (ii) above are herein sometimes collectively referred to as the "Documents" (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed the memorandum of continuance and the bye-laws of the Company, unanimous written consent of its directors dated 27 September, 2000, (the "Resolutions") and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the capacity, power and authority of each of the parties to the Documents, other than the Company, to enter into and perform its respective obligations under the Documents, (d) the due execution of the Documents by each of the parties thereto, other than the Company, and the delivery thereof by each of the parties thereto, (e) the accuracy and completeness of all factual representations made in the Documents and other documents reviewed by us, (f) that the resolutions contained in the Resolutions remain in full force and effect and have not been rescinded or amended, (g) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (h) the validity and binding effect of the Documents under the laws expressed to govern same (the "Foreign Laws") in accordance with their respective terms, (i) the Registration Statement shall have become effective pursuant to the provisions of the Act, (j) that the Debt Securities and common shares will be issued and paid for in accordance with the Documents, (k) a prospectus supplement will have been prepared and filed with the Commission describing the terms of each particular issue of Debt Securities or common shares offered and the terms of the offering thereof, (l) a definitive purchase, underwriting or similar agreement with respect to any Debt Securities or common shares offered will have been duly authorised and validly executed and delivered by the Company and the other parties thereto.

The obligations of the Company under the Documents (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors, (b) will be subject to statutory limitation of the time within which proceedings may be brought, (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available, (d) may not be given effect to by a Bermuda court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages. Notwithstanding any contractual submission to the jurisdiction of specific courts, a Bermuda court has inherent discretion to stay or allow proceedings in the Bermuda courts.

We express no opinion as to the enforceability of any provision of the Documents which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment or which purports to fetter the statutory powers of the Company.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for your benefit and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1. The Company is duly continued in Bermuda and is existing under the laws of Bermuda.

2. With respect to each series of Debt Securities to be issued under the Indenture, when (a) the Board of Directors of the Company or any duly authorised committee thereof (the "Board") has taken all necessary further action to approve the issuance and terms of such Debt Securities, the terms of the offering thereof and related matters, (b) a supplemental indenture setting forth the terms of such series shall have been duly adopted, executed and delivered by the Company and the Trustee, and (c) such Debt Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture, the applicable supplemental indenture, and the applicable definitive purchase, underwriting or similar agreement approved by the Board and upon payment of the consideration therefor provided for therein, such Debt Securities will be valid and binding obligations of the Company.

3. With respect to each offering of the common shares, when (a) the Board has taken all necessary further action to approve the issuance of such common shares, the terms of the offering thereof and related matters, and (b) such common shares have been duly issued in accordance with such authorisation and the provisions of the applicable definitive purchase, underwriting or similar agreement approved by the Board and upon payment of the consideration therefor provided for therein, such common shares will be validly issued, fully paid and non-assessable (meaning that no further sums are required to be paid by the holders thereof in connection with the issue of such common shares).

We hereby consent to the filing of this opinion as exhibit to the Registration Statement and to the reference to our firm under the caption "Certain Legal Matters" in the prospectus constituting a part thereof. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission thereunder.

Yours faithfully
CONYERS DILL & PEARMAN